ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Second Quarter of 2015
- - -

BROKEN ARROW, Oklahoma, May 12, 2015 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three and six month periods ended March 31, 2015.

Consolidated sales for the three months ended March 31, 2015 increased 37% to $11.4 million compared with $8.3 million for the same period ended March 31, 2014.  The increase in consolidated sales is primarily attributable to sales from the Telco segment as a result of acquiring Nave Communications on February 28, 2014.  Sales for the Cable TV segment decreased by $1.4 million to $5.8 million for the three months ended March 31, 2015 from $7.2 million for the same period last year, while sales for the Telco segment increased $4.7 million to $5.8 million for the three months ended March 31, 2015 from $1.1 million for the same period last year.

Consolidated operating, selling, general and administrative expenses increased $1.1 million, or 43%, to $3.8 million for the three months ended March 31, 2015 from $2.7 million for the same period last year.  This increase was primarily due to $1.3 million in Telco segment expenses, and was partially offset by a decrease of $0.2 million in expenses in the Cable TV segment.  Expenses for the Telco segment included $0.5 million for the three months ended March 31, 2015 and zero for the same period last year for the annual earn-out payments related to the acquisition of Nave Communications.

Income from continuing operations for the three months ended March 31, 2015 was $0.2 million, or $0.02 per diluted share, compared with a loss from continuing operations of $0.3 million, or $0.03 per diluted share, for the same period of 2014.  Discontinued operations for the three months ended March 31, 2014 included the operations of Adams Global Communications prior to the sale on January 31, 2014.

Consolidated EBITDA for the three months ended March 31, 2015 was $0.7 million compared with a loss of $0.3 million for the same period ended March 31, 2014.

Consolidated sales for the six months ended March 31, 2015 increased 54% to $22.2 million compared with $14.4 million for the same period ended March 31, 2014.  Sales for the Cable TV segment decreased by $0.8 million to $12.6 million for the six months ended March 31, 2015 from $13.4 million for the same period last year, while sales for the Telco segment increased $8.8 million to $9.9 million for the six months ended March 31, 2015 from $1.1 million for the same period last year.

Consolidated operating, selling, general and administrative expenses increased $2.6 million to $6.9 million for the six months ended March 31, 2015 from $4.3 million for the same period last year. This increase was primarily due to $4.0 million in Telco segment expenses, and was partially offset by a decrease of $0.3 million in expenses in the cable segment.  Expenses for the Telco segment included $0.7 million for the six months ended March 31, 2015 and zero for the same period last year for the annual earn-out payments related to the acquisition of Nave Communications.

Income from continuing operations for the six month period ended March 31, 2015 was $0.7 million, or $0.07 per diluted share, compared with a loss from continuing operations of $0.1 million, or $0.01 per diluted share, for the same period of 2014.

Consolidated EBITDA for the six months ended March 31, 2015 was $1.8 million compared with $42 thousand for the same period ended March 31, 2014.

Cash and cash equivalents were $4.8 million as of March 31, 2015, compared with $5.3 million as of September 30, 2014.  As of March 31, 2015, the Company had inventory of $24.8 million compared with $22.8 million as of September 30, 2014.

“Our ongoing growth strategy for our company is to utilize the solid cash flow position of our Cable segment to acquire companies within the broader telecommunication industry in order to diversify our company outside of the cable television industry,” commented David Humphrey, President and CEO of ADDvantage Technologies.  “We completed our first acquisition utilizing this strategy a little over a year ago with the acquisition of Nave Communications.  Nave produced good results again this quarter in line with our expectations as our sales team expanded our customer relationships in the telecommunications market this quarter. We are encouraged by the positive direction that Nave is taking, which we see as indicative of a longer term trend, and are planning to expand our sales team in the coming months. Our low cost, high quality offering of used telecommunication networking equipment, and the efficient and flexible service we provide our clients, positions us well to continue to grow throughout 2015.”

“Our Cable TV segment still remains profitable and continues to generate positive cash flows despite the decline in revenue.  We have significant headwinds to overcome in this market before returning the Cable TV segment to revenue growth.  Although we are disappointed with the sales results from this segment for the quarter, we still see opportunity in the Cable TV market and continue to work diligently to maximize all sales opportunities.”

“Now that we have substantially completed our integration of Nave into our company, we are once again seeking acquisition opportunities within the broader telecommunications industry that have the potential to add value and growth to our existing portfolio.  With that in mind, subsequent to the quarter end, we engaged an investment banker to assist us in this process,” concluded Mr. Humphrey.

Earnings Conference Call

The Company will host a conference call today, Tuesday, May 12th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-329-8893(domestic) or 719-325-2435 (international). All dial-in participants must use the following code to access the call: 2876657. Please call at least five minutes before the scheduled start time.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on CATV equipment and recycles surplus and obsolete CATV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In additions, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Sales	$11,366,539	$8,313,815	$22,203,697	$14,433,549
Cost of sales	7,123,027	6,082,648	14,128,382	10,339,154
Gross profit	4,243,512	2,231,167	8,075,315	4,094,395
Operating, selling, general and administrative expenses	3,803,155	2,659,420	6,878,614	4,289,296
Operating income (loss)	440,357	(428,253)	1,196,701	(194,901)
Interest expense	79,102	25,011	164,523	30,994
Income (loss) before provision for income taxes	361,255	(453,264)	1,032,178	(225,895)
Provision (benefit) for income taxes	127,000	(176,000)	382,000	(88,000)
Income (loss) from continuing operations	234,255	(277,264)	650,178	(137,895)

Discontinued operations, net of tax	−	(616,886)	−	(590,518)

Net income (loss)	$234,255	$(894,150)	$650,178	$(728,413)

Earnings (loss) per share:
Basic
Continuing operations	$0.02	$(0.03)	$0.06	$(0.01)
Discontinued operations	−	(0.06)	−	(0.06)
Net income (loss)	$0.02	$(0.09)	$0.06	$(0.07)
Diluted
Continuing operations	$0.02	$(0.03)	$0.06	$(0.01)
Discontinued operations	−	(0.06)	−	(0.06)
Net income (loss)	$0.02	$(0.09)	$0.06	$(0.07)
Shares used in per share calculation:
Basic	10,051,844	10,004,830	10,046,525	10,001,655
Diluted	10,051,844	10,004,830	10,046,525	10,001,655

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income (loss)	$347,839	$92,518	$440,357	$264,365	$(692,618)	$(428,253)
Depreciation	70,149	29,930	100,079	76,444	14,757	91,201
Amortization	−	206,451	206,451	−	76,656	76,656
EBITDA (a)	$417,988	$328,899	$746,887	$340,809	$(601,205)	$(260,396)

(a)
The Telco segment includes earn-out expenses of $0.5 million and zero for the three months ended March 31, 2015 and 2014, respectively, related to the acquisition of Nave Communications.  In addition, the Telco segment includes acquisition-related costs of $0.6 million for the three months ended March 31, 2014 related to the acquisition of Nave Communications.

	Six Months Ended March 31, 2015			Six Months Ended March 31, 2014
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income (loss)	$966,650	$230,051	$1,196,701	$497,717	$(692,618)	$(194,901)
Depreciation	141,713	57,174	198,887	145,420	14,757	160,177
Amortization	−	412,903	412,903	−	76,656	76,656
EBITDA (a)	$1,108,363	$700,128	$1,808,491	$643,137	$(601,205)	$41,932

(a)
The Telco segment includes earn-out expenses of $0.7 million and zero for the six months ended March 31, 2015 and 2014, respectively, related to the acquisition of Nave Communications.  In addition, the Telco segment includes acquisition-related costs of $0.6 million for the six months ended March 31, 2014 related to the acquisition of Nave Communications.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31, 2015	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$4,824,227	$5,286,097
Accounts receivable, net of allowance for doubtful accounts of $200,000	6,401,011	6,393,580
Income tax refund receivable	−	220,104
Inventories, net of allowance for excess and obsolete
inventory of $2,456,628 and $2,156,628, respectively	24,784,340	22,780,523
Prepaid expenses	255,972	174,873
Deferred income taxes	1,457,000	1,416,000
Total current assets	37,722,550	36,271,177

Property and equipment, at cost:
Land and buildings	7,222,279	7,208,679
Machinery and equipment	3,373,232	3,244,153
Leasehold improvements	141,237	206,393
Total property and equipment, at cost	10,736,748	10,659,225
Less accumulated depreciation	(4,390,403)	(4,191,516)
Net property and equipment	6,346,345	6,467,709

Intangibles, net of accumulated amortization	6,212,375	6,625,278
Goodwill	3,910,089	3,910,089
Other assets	131,428	131,428

Total assets	$54,322,787	$53,405,681

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,482,776	$2,880,761
Accrued expenses	1,742,347	1,809,878
Accrued income taxes	44,190	−
Notes payable – current portion	859,757	845,845
Other current liabilities	960,607	983,269
Total current liabilities	8,089,677	6,519,753

Notes payable, less current portion	4,805,882	5,240,066
Deferred income taxes	175,000	267,000
Other liabilities	1,020,243	1,942,889

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,573,779 and 10,541,864 shares issued, respectively; and 10,073,121 and 10,041,206 shares outstanding, respectively	105,738	105,419
Paid in capital	(5,167,366)	(5,312,881)
Retained earnings	46,293,627	45,643,449
Total shareholders’ equity before treasury stock	41,231,999	40,435,987

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	40,231,985	39,435,973

Total liabilities and shareholders’ equity	$54,322,787	$53,405,681